    Arrow Resources Development, Inc.

ARROW GROUP REFOCUSES BUSINESS MODEL IN INDONESIA

NEW YORK, NY - (MARKET WIRE) - November 16, 2007 -- Arrow Resources Development, Inc. (OTC BB: ARWD.OB - News), announces it has entered into additional agreements to expand its business model in Indonesia. Arrow Resources Development Inc. provides corporate operating structure, financial operations, sales and marketing activities and the financial administrative infrastructure for the commercial development of land and natural resources in Indonesia. The land that is to be developed has been categorized as environmentally "critical land" by the Indonesian government due to deforestation by local farmers and predatory logging companies. In 2005, the Company formed a joint venture relationship with Arrow Pacific Resources Group Limited, (collectively the “group”) a British Virgin Islands registered company.

The group recently formed a national partnership by entering into Memorandum of Understanding with PT Wika Realty and PT Mitrasarana Infrakomindo. PT Wika Realty (www. wika.co.id/eng/) is a fully integrated land and infrastructure builder/developer listed on the Jakarta Stock Exchange (JSX). PT Mitrasarana Infrakomindo is a highly respected military retiree pension manager which has recently entered into the business of sales and distribution of fuel products and as a manufacturer of renewable energy sources. This team of local companies, along with Arrow, is developing these projects together.

Another area of expansion for the group is the execution of its plan to cultivate corn as an immediate large-scale cash crop. Corn has significant value as feed for livestock, a food product, and the basic raw material for the production of ethanol. These corn crops will initially be sold into the domestic market (currently Indonesian imports 2 million metric tons of corn) where the demand is strong for corn as feedstock. It is anticipated that within 12 to 18 months a portion of the corn crop will be used for the production of ethanol. The initial plantation operations, which include 162,000 ha, located in Konawe, South East Sulawesi to be developed in two stages. The detail development plan will be made public in December 2007.

The group plans to construct its first Ethanol plant and industrial complex (1000 ha) at the Bay of Lapuko in Konawe, South East Sulawesi. The site of the proposed ethanol plant and industrial complex (1000 ha) is projected to initially produce 1,000,000 liters a day (1,000 KL) within 12 to 18 months with the ultimate production reaching 4,000,000 liters a day. The harbor location provided to the project by the local government, is close to both the Kendari’s current ethanol facilities and within 10-15 KM from the group’s corn and eucalyptus plantation sites making it ideal for direct shipment to the local markets at significantly reduced transportation costs.

Arrow Resources Development Inc. announces the release of their Form 10-QSB for the first fiscal quarter which ended September 30, 2007. This filing, which was filed on November 14th, 2007, is currently listed with the SEC and can be viewed on the company website at www.arrowrd.com.

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